Exhibit 99.1

   NOBEL LEARNING COMMUNITIES, INC. ANNOUNCES IMPROVED GROSS PROFIT FOR THIRD
    QUARTER AND YEAR TO DATE AND LOWER THIRD QUARTER NET INCOME ON INVESTMENT
                                     RESERVE

    WEST CHESTER, Pa., May 12 /PRNewswire-FirstCall/ -- Nobel Learning Communities, Inc. (Nasdaq: NLCI), a leading for-profit provider of education services for the pre-elementary through 12th grade market, reported improved gross profit for the third quarter and year to date periods ended April 2, 2005, and lower third quarter earnings due to a reserve for the Company's investment in Total Education Solutions, Inc.

    References to third quarter, and year to date or nine months, for fiscal 2005 refer to the thirteen week and thirty-nine week periods ended April 2, 2005, respectively. For fiscal 2004, the year to date period ended March 31, 2004 and had two extra days versus the year to date period ended April 2, 2005. The third quarter period for both fiscal 2005 and fiscal 2004 contain the same number of days.

    Third quarter revenues from continuing operations for fiscal 2005 were $43,156,000, an increase of 5.8% over the $40,804,000 reported for third quarter fiscal 2004. The Company ended the third quarter of fiscal 2005 with 150 schools, versus 157 schools for the comparable period in the prior year. Gross profit for the third quarter of fiscal 2005 increased to $6,338,000 or 14.7% of revenue, from $5,707,000 or 14.0% in the same period in the prior year. Third quarter net income for fiscal 2005 was $596,000 or $0.06 per diluted share compared to third quarter fiscal 2004 net income of $869,000 or $0.09 per diluted share. During the third quarter of fiscal 2005, the Company recorded a $1,500,000 charge to reserve the remainder of a note receivable from Total Education Solutions, Inc. relating to a loan made by the Company in 2000. The after-tax impact of this charge on the third quarter was a decrease in net income of $930,000 or $0.10 per share; net income for the quarter without the reserve of this note would have been $1,526,000 or $0.16 diluted earnings per share.

    The improved operating results for third quarter fiscal 2005 resulted primarily from tuition increases of approximately 3.3%, an increase in enrollment at comparable pre-elementary schools, improved school labor management, lower interest expense and a reduction in loss from discontinued operations. Total comparable school revenue for the third quarter of fiscal 2005 increased 4.7%.

    Revenue from continuing operations for the nine months ended April 2, 2005 was $120,721,000, an increase of 3.5% over the $116,595,000 reported for the fiscal 2004 nine month period. For the nine month period of fiscal 2005, the Company reported net income of $554,000 or $0.06 per diluted share compared to a nine month loss of ($1,039,000) or ($0.22) per diluted share in the same period of fiscal 2004. Net income for the fiscal 2005 year to date period without the reserve for the note receivable from Total Education Solutions, Inc. would have been $1,484,000 or $0.15 diluted earnings per share. Included in the nine month period for fiscal 2004 ended March 31, 2004 were 2 extra days of operations that provided that period with an additional $1,300,000 of revenue, $390,000 of operating profit and $242,000 of net income. Total comparable school revenue for the nine months ended April 2, 2005 increased 3.7%, calculated on the same number of days.

    The improved results for the nine months ended April 2, 2005 resulted primarily from improved gross profit in the Company's schools, lower interest expense and a reduction in losses, net of taxes, from the Company's discontinued operations to ($351,000) from ($1,360,000) in the same nine month period of fiscal 2004. Results from both nine month periods include charges amounting to approximately $1,500,000 pre-tax: in fiscal 2005, a third quarter charge relating to the reserve of the Company's note receivable from Total Education Solutions, Inc., and in fiscal 2004, a first quarter charge relating to separation agreements with two former executives.

    George Bernstein, President and Chief Executive Officer of Nobel Learning Communities, stated, "We are pleased with the continued improvement in the operating performance of our schools and our gross profit results. The third quarter is relatively comparable to last year in terms of number of days and operating environment. Without the reserve of our investment in Total Education Solutions, Inc., third quarter net income would have increased by over 75% versus the same period last year. Revenue growth is slightly ahead of our year to date trend, coming primarily from our pre-elementary schools where we have experienced comparable school growth above our tuition increase. We hope that this trend will create a strong potential pipeline for our elementary schools. In addition, we have just completed a major marketing program aimed at driving enrollment for the fall and are introducing a new school readiness product to support our schools during our traditionally slow summer months."

    "We also continue to strengthen our balance sheet. Year to date we have reduced debt by $4,000,000 and have had no borrowings under our revolving credit facility. We are currently analyzing opportunities to lower the cost of our debt. Now that we have a stronger core business and improved operating results, we will begin to focus more of our attention on potential avenues for growth and expansion."

    Nobel Learning Communities, Inc. operates 150 schools in 13 states, consisting of private pre-elementary, elementary, middle, specialty high schools and schools for learning challenged children clustered within established regional learning communities. The Company receives over 96% of its revenue from private pay sources.

    Except for historical information contained in this press release, the information in this press release consists of forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward- looking statements. Potential risks and uncertainties include changes in market demand, market condition, competitive conditions including tuition price sensitivity, execution of growth strategy, changes in labor force reducing demand or need for private schools and the acceptance of newly developed and converted schools. Other risks and uncertainties are discussed in the Company's filings with the SEC. These statements are based only on management's knowledge and expectations on the date of this press release. The Company will not necessarily update these statements or other information in this press release based on future events or circumstances.

                        Nobel Learning Communities, Inc.
                      Consolidated Statements of Operations
        For the Thirteen Weeks and Thirty-Nine Weeks Ended April 2, 2005
          and For the Three Months and Nine Months Ended March 31, 2004
                      (In thousands except per share data)
                                   (Unaudited)

                                                                                     Thirty-
                                                       Thirteen        Three          nine          Nine
                                                         Weeks         Months         Weeks         Months
                                                         Ended         Ended          Ended         Ended
                                                        April 2,      March 31,      April 2,      March 31,
                                                          2005          2004           2005          2004
                                                     ------------   ------------   ------------   ------------
Revenues                                             $     43,156   $     40,804   $    120,721   $    116,595
Gross profit                                                6,338          5,707         14,427         14,085
General and administrative expenses                         4,557          2,919         11,020         10,807
Operating income                                            1,781          2,788          3,407          3,278
Interest expense                                              671            966          2,079          2,886
Other income                                                  (39)            (6)          (131)           (60)
Income from continuing operations
 before income taxes                                        1,149          1,828          1,459            452
Income taxes expense                                          436            680            554            131
Income from continuing operations                             713          1,148            905            321
Loss from discontinued operations, net of taxes              (117)          (279)          (351)        (1,360)
Net income  (loss)                                            596            869            554         (1,039)
Preferred stock dividends                                     146            132            494            382
Income (loss) available to common stockholders       $        450   $        737   $         60   $     (1,421)

Weighted average common shares:
       Basic                                                7,450          6,578          6,936          6,476
       Diluted                                              9,748          9,342          9,656          6,476

Basic income (loss) per share:
Income (loss) from continuing operations             $       0.08   $       0.15   $       0.06   $      (0.01)
Discontinued operations                                     (0.02)         (0.04)         (0.05)         (0.21)
Income (loss) per share                              $       0.06   $       0.11   $       0.01   $      (0.22)

Diluted income (loss) per share:
Income (loss) from continuing operations             $       0.07   $       0.12   $       0.09   $      (0.01)
Discontinued operations                                     (0.01)         (0.03)         (0.03)         (0.21)
Income (loss) per share                              $       0.06   $       0.09   $       0.06   $      (0.22)

    Selected Balance sheet data:

                                                        As of          As of
                                                       April 2,        July 3,
                                                         2005           2004
                                                     ------------   ------------
Cash and cash equivalents                            $      5,594   $      2,716
Property and equipment, net
     (Including assets held for sale)                      25,874         29,162
Goodwill and intangible assets, net                        36,993         37,167
Total debt                                                 21,323         25,336
Stockholders' equity                                 $     35,554   $     34,275

SOURCE  Nobel Learning Communities, Inc.
    -0-                             05/12/2005
    /CONTACT:  Tom Frank, CFO, Nobel Learning Communities, Inc.,
+1-484-947-2000/
    /Web site:  http://www.nobellearning.com /